Exhibit 99.1

Media Contacts:
Mark Brender	Heather Lindemann
GeoEye	LeGrand Hart for GeoEye
(703) 480-9562	(303) 298-8470 ext. 212
brender.mark@geoeye.com	hlindemann@legrandhart.com
GeoEye Reports Fourth Quarter and Year-End 2008
Operating Results
DULLES, Va., April 2, 2009 — GeoEye, Inc. (NASDAQ: GEOY) today reported its revenues of $40.7 million for the fourth quarter of 2008 and $146.7 million for the year ended December 31, 2008. Revenues for the quarter were down $2.9 million, or seven percent, compared to $43.6 million for the fourth quarter 2007 and down $36.3 million, or 20 percent, compared to $183.0 million for the full year 2007. The decreases for the quarter and year are primarily due to a shortfall in imagery orders from the National Geospatial-Intelligence Agency and other customers due to the delay of the launch and checkout of the Company’s GeoEye-1 satellite. The fourth quarter decrease was partially offset by increased revenue from the sale of ground station upgrades of $7.2 million. The Company’s GeoEye-1 satellite completed its checkout and was certified by the National Geospatial-Intelligence Agency on February 20, 2009.
“Last year was obviously disappointing”, said the Company’s chief executive officer, Matt O’Connell. “We’re gratified that GeoEye-1 was certified by our biggest customer, the National Geospatial-Intelligence Agency, in February so that we can finally begin operations under our Service Level Agreement with them and begin serving our international and commercial customers.”
Earnings from operations were $3.7 million for the fourth quarter 2008 and $22.8 million for the full year 2008. Earnings from operations for the quarter were down $12.3 million, or 77 percent compared to $16.0 million for the fourth quarter 2007. For the full year 2008, earnings from operations were down $56.4 million, or 71 percent, compared to $79.2 million in 2007. The declines for the quarter and the year were due primarily to the previously discussed revenue shortfall, an increase in direct costs and increased SG&A due to additional staff to support the ramp-up of GeoEye-1 as well as increased professional fees as a result of restatements of our financial statements during 2008. In addition, we recognized $3.3 million losses due to inventory impairment and satellite impairment settlement.
Our net loss for the fourth quarter of 2008 was $3.6 million compared to net earnings of $7.0 million for the corresponding period in 2007. Net earnings for 2008 were $26.6 million, compared to $28.5 million for 2007. Net earnings for 2008 include a net $25.5-million income-tax benefit resulting from the reversal of charges recorded in 2007. This change results from the reversal of the accrued tax penalties and interest for the cost-share payments under the NextView program with the National Geospatial-Intelligence Agency.
Our cash and short-term investments balance was $110.5 million at December 31, 2008, as compared to $234.3 million at December 31, 2007. The decrease from the 2007 cash balance primarily reflects payments made to complete our GeoEye-1 program and income taxes paid related to the GeoEye-1 cost-share payments.

Selected year-end financial results for the Company are as follows (dollars in thousands, except earnings per share):

	Fourth Quarter
	2008	2007	Variance
		(As
		restated)
Revenues	$40,688	$43,552	$(2,864)
Direct expenses	21,690	19,512	2,178
Depreciation and amortization	2,667	2,850	(183)
SG&A and other	12,680	5,215	7,465
Earnings from operations	3,651	15,975	(12,324)
Net (loss) earnings	$(3,639)	$6,971	$(10,610)
Earnings per share — basic	$(0.20)	$0.41	$(0.61)
Earnings per share — diluted	$(0.20)	$0.42	$(0.62)

	Year Ended December 31,
	2008	2007	Variance
		(As
		restated)
Revenues	$146,659	$183,023	$(36,364)
Direct expenses	76,241	64,628	11,613
Depreciation and amortization	11,357	16,474	(5,117)
SG&A and other	36,261	22,737	13,524
Earnings from operations	22,800	79,184	(56,384)
Net (loss) earnings	$26,615	$28,470	$(1,855)
Earnings per share — basic	$1.48	$1.62	$(0.14)
Earnings per share — diluted	$1.36	$1.44	$(0.08)

	Year Ended December 31,
	2008	2007	Variance
		(As
		restated)
Cash and cash equivalents	$106,733	$226,761	$(120,028)
Other Current Assets	85,131	61,438	23,693
Satellites and PP&E	510,893	419,837	91,056
Other Non-Current Assets	91,848	145,054	(53,206)
Total Assets	$794,605	$853,090	$(58,485)
Total Current Liabilities	115,986	126,151	(10,165)
Long-Term Portion of Deferred Revenue	199,317	193,860	(5,457)
Long-Term Debt and Other	248,898	339,870	(90,972)
Stockholder’s Equity	230,404	193,209	37,195
Total Liabilities and Equity	$794,605	$853,090	$(58,485)

	2008	2007	Variance
		(As
		restated)
Net cash (used in) provided by operating activities	$(1,872)	$70,933	$(72,805)
Net cash used in investing activities	(124,187)	(32,441)	(91,746)
Net cash provided by (used in) financing activities	6,031	(6,107)	12,138
Net (decrease) increase in cash and cash equivalents	(120,028)	32,385	(152,413)
Cash and cash equivalents, beginning of period	226,761	194,376	32,385
Cash and cash equivalents, end of period	$106,733	$226,761	$(120,028)
About GeoEye
GeoEye is a premier provider of geospatial information, imagery and solutions for the national security community, strategic partners, resellers and commercial customers to help them better map, measure and monitor the world. GeoEye operates a constellation of Earth imaging satellites, mapping aircraft and has an international network of ground stations, a robust imagery archive, and advanced geospatial imagery processing capabilities. GeoEye-1 is currently the highest resolution commercial imaging satellite. GeoEye is a public company listed on the Nasdaq stock exchange under the symbol GEOY. Headquartered in Dulles, Virginia, GeoEye maintains a comprehensive Quality Management System (QMS), and has achieved company-wide ISO accreditation. For more information, visit www.geoeye.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Securities Exchange Act of 1934, as amended. Statements including words such as “anticipate”, “believe”, or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. GeoEye’s actual financial and operational results could differ materially from those anticipated. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, http://www.sec.gov/, or by contacting: William L. Warren, Senior Vice President, General Counsel and Secretary, at 703-480-5672.
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